Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Registration Statement of Sterling Gold Corp. (an exploration stage company) on Form S-8 of our Report of independent Registered Public Accounting Firm, dated April 6, 2005, on the balance sheets of Sterling Gold Corp. (an exploration stage company) as at January 31, 2005 and 2004 and the related statements of operations, cash flows, and stockholders' deficiency for the year ended January 31, 2005, for the period from January 26, 2004 (date of inception) to January 31, 2004, and for the cumulative period from January 26, 2004 (date of inception) to January 31, 2005.

In addition, we consent to the reference to us under the heading "Experts" in the Registration Statement.

Vancouver, Canada	/s/ "Morgan & Company"

July 19, 2005	Chartered Accountants